Exhibit 5.1

16 December, 2011

ShangPharma Corporation No.5 Building, 998 Halei Road Zhangjiang Hi-Tech Park Pudong New Area Shanghai, 201203 The People’s Republic of China	Matter No. 876434 Doc Ref: TT/382899 Direct line: (852) 2842 9523 Email: Teresa.Tsai@conyersdill.com

Dear Sirs,

ShangPharma Corporation (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 16 December, 2011 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 6,848,979 ordinary shares, par value US$0.001 per share (the “Ordinary Shares”) issuable by the Company pursuant to the 2011 Share Incentive Plan (the “2011 Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) adopted by the directors of the Company on 18 August, 2011 and approved by the shareholders of the Company on 14 October, 2011.

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the 2011 Plan. We have also reviewed the second amended and restated memorandum of association and the articles of association of the Company, copies of resolutions of the directors of the Company dated 18 August, 2011 and 14 October, 2011, respectively, and minutes of the annual general meeting of the Company held on 14 October, 2011 (together, the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 9 December, 2011 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the 2011 Plan and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (f) that, upon the issue of any Ordinary Shares, the Company will receive consideration for the exercise price thereof which shall be equal to at least the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares pursuant to the 2011 Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and is, as at the Certificate Date, in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands governmental authority, or to pay any Cayman Islands government fee which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for in accordance with the terms of the 2011 Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman